netGuru Completes Reverse Merger with BPO Management Services, Inc.

YORBA LINDA, Calif.-- netGuru, Inc. (Nasdaq: NGRUD) announced that after the close of business today it completed a reverse merger with BPO Management Services, Inc. (BPOMS) and changed its name to "BPO Management Services, Inc." Prior to the merger, the Company had outstanding approximately 1,282,000 shares of common stock as a result of the 1-for-15 reverse split that was consummated at the close of business on December 14, 2006. In connection with the merger, the BPOMS stockholders will be entitled to receive an aggregate of approximately 90% of all equity shares outstanding immediately following the merger closing.

The record date for the previously announced $3.5 million one-time cash dividend is the close of business on December 15, 2006. The Company anticipates that all conditions requisite to the payment of the dividend will be met by the December 27, 2006 payable date. Accordingly, it is anticipated that the dividend -- expected to be approximately $2.72 per post-reverse-split share, equivalent to approximately $0.18 per share on a pre-reverse-split basis -- will be paid on or about December 27, 2006 to shareholders of record as of the close of business today, December 15, 2006.

The Company's ticker symbol has been changed to "BPOM" effective as of the open of trading on December 18, 2006. As a result of the merger, the Company's common stock cannot continue trading on the Nasdaq Capital Market unless the Company can establish that it meets all initial listing standards. The Company is awaiting a final determination on this matter from Nasdaq. If the Company's common stock is unable to continue trading on Nasdaq, we may be traded on the Over-the-Counter Bulletin Board ("OTCBB") under the ticker symbol "BPOM.OB," if qualified.

About netGuru, Inc.

netGuru is a technology and services company offering document and project collaboration software/solutions and technical services and support. For more information, please visit www.netguru.com.

About BPO Management Services, Inc.

BPO Management Services (BPOMS) is a business process outsourcing (BPO) service provider that offers a diversified range of on-demand services, including human resources, information technology, enterprise content management, and finance and accounting, to support the back-office functions of middle-market enterprises on an outsourced basis. BPOMS supports middle-market businesses new to the BPO market, established businesses that already outsource, and businesses seeking to maximize return-on-investment from their in-house workforce. For more information, please visit www.bpoms.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical or factual information, the matters discussed in this press release, including without limitation the anticipated amount, timing and payment of a cash dividend, and the ability of the Company's common stock to trade on The Nasdaq Capital Market or the Over-the-Counter Bulletin Board, are forward-looking statements that involve risks and uncertainties. Actual results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, fulfillment of conditions to payment of the dividend, including without limitation, the availability of a legal source for payment; changes in market and business conditions and the conditions of the parties to the proposed transactions; and other risks and factors detailed from time to time in the Company's public statements and its periodic reports and other filings with the U.S. Securities and Exchange Commission.

Contact:
netGuru, Inc.
Bruce Nelson, Chief Financial Officer
714-974-2500 Ext. 5215
or
Silverman Heller Associates
Phil Bourdillon/Gene Heller, 310-208-2550

Source: netGuru, Inc.